Exhibit 99.1

ReShape Lifesciences™ Reports Third Quarter 2022 Financial Results and Provides Corporate Update

Conference Call to be Held at 8:00 am ET Today

SAN CLEMENTE, Calif., November 14, 2022 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial and operating results for the third quarter ended September 30, 2022 and provided a corporate strategic update.

Third Quarter and Subsequent Highlights

●	In August, Paul F. Hickey, a seasoned executive with over 25 years of medical device commercialization experience, was appointed President and Chief Executive Officer.
●	In August, received U.S. Food and Drug Administration (FDA) 510(k) clearance for the disposable Gastro Intestinal Balloon Indicator (GIBI HD™) calibration tube for use in gastric and bariatric procedures.
●	In August, appointed seasoned sales and marketing executive, Nick Ansari, as Senior Vice President of Global Commercial Operations.
●	In September, received a $300,000 Small Business Innovation Research (SBIR) grant for the development of the company’s proprietary Diabetes Bloc-Stim Neuromodulation™ (DBSN™) device, to fund development for the treatment of hypoglycemia.
●	In October, announced that the American Society for Metabolic and Bariatric Surgery (ASMBS) issued a Consensus Statement on Lap-Band® use and aftercare management, entitled, American Society of Metabolic and Bariatric Surgery Consensus Statement on Laparoscopic Adjustable Gastric Band Management.
●	In October, announced that data on the company’s proprietary DBSN™ system for the treatment of Type 2 diabetes and metabolic disorders, was published in the Neural Technology Section of the peer reviewed journal Frontiers in NeuroScience.
●	In October, announced that the ASMBS and the International Federation for the Surgery of Obesity and Metabolic Disorders (IFSO) issued updated guidelines for Metabolic and Bariatric Surgery, including the Lap-Band®, replacing the 30 year old guidelines issued by the National Institutes of Health (NIH) in 1991.
●	In October, presented data on the company’s DBSN™ device, as a potential treatment for Type 2 diabetes, in an abstract entitled, Metabolic Effects of Dual Neuromodulation of Vagus Nerve in a Type 2 Diabetic Model, at the Obesity Society Annual Meeting, during ObesityWeek®.

“Since joining ReShape in August, we have made significant progress adjusting our business model to support a more disciplined, sustainable and scalable organization. We are on a path to profitability and will achieve this by partnering with our physician advocates and leveraging our integrated portfolio of proven products and services that manage and treat obesity and metabolic disease.” stated Paul F. Hickey, President and Chief Executive Officer of ReShape Lifesciences™. “There are a multitude of exciting initiatives ongoing to help drive top-line revenue, as we seek to improve the quality of life for individuals fighting, what can often be, a lifelong battle with obesity and its comorbidities. The recently updated guidelines from the ASMBS and IFSO are compelling, evidenced-based standards for metabolic and bariatric surgery. If these guidelines are supported by payers, they will dramatically increase the number of patients eligible for bariatric surgery. It is our strong belief that, among the approved procedures, the personalized Lap-Band® will prevail as the least invasive surgical treatment option for durable weight loss, improvement in obesity related comorbidities and quality of life. Additionally, many of the determinations reached in the recently issued ASMBS Consensus Statement on Lap-Band® use and aftercare management, align perfectly with our own evidence-based, best practices recommendations, including our view that proper aftercare is critical to the success of the Lap-Band® procedure.

“Since mid-August, we have made significant and necessary changes to our overall strategy to streamline our organization and focus on growth initiatives. Our new, targeted, digital marketing strategy now aligns with our health care partners and has reduced our cost per patient lead by over 50%. Additionally, we have right-sized the organization to reduce operating expenditures so that we can preserve cash and invest in our growth drivers, including sales and marketing. To lead our global sales effort, we appointed seasoned sales executive Nick Ansari, who I have had the pleasure of working with for several years. This new leadership, in conjunction with the implementation of the Sales Force platform, is enabling us to track sales metrics and key performance indicators to predict and drive sales growth. We also expect our margins to continue to improve as a result of the recently instituted 7.5% price increase for the Lap-Band®. As important, we will continue to invest in the research and development of innovative products to complement our continuum of weight loss solutions. Having now completed the limited release of our GIBI HD™ calibration tubes, which supports bariatric procedures across the spectrum, we have made additional improvements and are planning a full roll-out in the fourth quarter. We also look forward to launching our next generation, physician-led redesign of the Lap-Band® (Lap-Band II) which is designed to reduce patient discomfort and minimize postoperative adjustments. Lastly, we are pleased with the reception we have received from large, self-insured employers in response to our discussions around ReShapeCare™ and how this important program can help impact overall employee health and reduce employers’ health care costs. Based on this positive feedback, we will work to expand this program to support both employees and our Lap-Band® patient leads to improve their health and achieve weight loss. Looking ahead, we will continue to refine our business model to solidify our position as the premier physician-led weight loss and metabolic health-solutions company.”

Mr. Hickey continued, “In addition to our metric driven and disciplined approach to growing our Lap-Band® and ReShapeCare™ programs, we have also advanced development of our DBSN™ device, which has the potential to address the significant, global type 2 diabetes market. Data on the device was recently published in the peer reviewed journal, Frontiers in NeuroScience, and was presented in an abstract during ObesityWeek®. The novel DBSN™ system, which uses a vagus nerve block technology platform, combined with vagus nerve stimulation, may be able to reduce diabetes patients’ dependence on medications in a very individualized manner. The compelling data generated, to date, was funded by a non-dilutive NIH SBIR grant, and as reported in September, we received a second SBIR grant to focus on the development of this technology to treat hypoglycemia. We are very excited about this technology and its future role in fighting obesity with personalized therapy, and we will continue to collaborate with leading researchers and seek continued NIH grant support.”

Third Quarter Ended September 30, 2022, Financial and Operating Results

Revenue totaled $2.8 million for the three months ended September 30, 2022, which represents a contraction of 24.5%, or $0.9 million for the same period in 2021. The decline is primarily due to a decrease in sales throughout Europe caused by the company’s higher focus on U.S. sales. The company expects revenue will continue to increase through the remainder of 2022, as it is focusing on a targeted digital media campaign near bariatric surgical centers that sell the Lap-Band® system.

Revenue totaled $8.1 million for the nine months ended September 30, 2022, which represents a contraction of 22.3%, or $2.3 million for the same period in 2021. The decline is primarily attributable to the emergence, in late 2021, of the Omicron variant of COVID-19, that severely impacted the company’s ability to sell world-wide throughout the first quarter of 2022. The company expects its revenue will continue to increase through the remainder of 2022, as the company is focusing on a targeted digital media campaign near bariatric surgical centers that sell the Lap-Band® system, as noted above. The company anticipates the impact of the ASMBS consensus document on Lap-Band®, as well as the ASMBS and IFSO’s release of updated guidance will positively impact revenues throughout the remainder of 2022 and years ahead.

Gross Profit for both the three months ended September 30, 2022 and 2021, was $2.1 million. Gross profit as a percentage of total revenue for the three months ended September 30, 2022, was 75.1% compared to 57.6% for the same period in 2021. The increase in gross profit percentage is due to an increase in domestic sales, which have a higher margin than international sales. Additionally, the company had a reduction in payroll related costs during the third quarter of 2022. The Company expects margins to continue to improve as a result of the recently instituted price increase for the Lap-Band®.

Gross profit for the nine months ended September 30, 2022, was $5.2 million, compared to $6.6 million for the same period in 2021, a decrease of $1.4 million. Gross profit as a percentage of total revenue for the nine months ended September 30, 2022, was 64.0% compared to 62.8% for the same period in 2021. The increase in gross profit margin is primarily due to the company focusing on domestic sales which have a higher margin than international sales.

Sales and Marketing Expenses for the three months ended September 30, 2022, decreased by $0.9 million, or 25.1%, to $2.6 million, compared to $3.5 million for the same period in 2021. The decrease is primarily due to a decline of $1.0 million in stock-based compensation expense, as during the third quarter of 2021 the company issued both RSUs and stock options that vested based on employee start dates prior to the grant date, therefore a portion of the RSUs and stock options were vested as of the grant date, which resulted in a $0.9 million expense at the time the awards were given. In addition, the company had a $0.2 million decrease in commission expense due to reduced sales compared to the third quarter of 2021. This was offset by a $0.3 million increase in consulting and professional services, as the company is working on developing the reshapecare™ platform.

Sales and marketing expenses for the nine months ended September 30, 2022, increased by $5.8 million, or 93.8%, to $12.0 million, compared to $6.2 million for the same period in 2021. The increase is primarily due to an increase in advertising and marketing costs of $4.6 million. The company launched its direct-to-consumer marketing campaign during the fourth quarter of 2021 and expanded this campaign during the first half of 2022. In addition, the company had an increase in payroll related expenses of $1.0 million, as the company continues to strengthen its commercial organization and hired a Senior Vice President of Commercial Operations, as well as additional sales personnel. There was a $0.7 million increase in consulting and professional services, as the company is working on developing the reshapecare™ platform. Additionally, there was an increase in travel expenses of $0.1 million, primarily due to relaxing of COVID-19 restrictions. This was offset by a decrease of $0.8 million in stock-based compensation expense, as during the third quarter of 2021 the company issued both RSUs and stock options containing a look back provision that resulted in a $0.9 million expense at the time the awards were given.

General and Administrative Expenses for the three months ended September 30, 2022, decreased by $8.2 million, or 67.9%, to $3.9 million, compared to $12.1 million for the same period in 2021. The decrease is primarily due to a decrease of $8.1 million in stock-based compensation expense, as during the third quarter of 2021 the company issued both RSUs and stock options containing a look back provision that resulted in a $6.8 million expense at the time the awards were given. Additionally, there was a reduction in payroll related expenses of $0.3 million.

General and administrative expenses for the nine months ended September 30, 2022, decreased by $5.6 million, or 29.3%, to $13.5 million, compared to $19.1 million for the same period in 2021. The decrease is primarily due to a decrease of $6.7 million in stock-based compensation expense, as during the third quarter of 2021 the company issued both RSUs and stock options containing a look back provision that resulted in a $6.8 million expense at the time the awards were given. In addition, there was a reduction in audit, consulting and professional fees of $1.9 million, as the company had higher costs during 2021 due to the merger with Obalon. This was offset by an increase of legal expenses of $2.2 million, primarily related to recording litigation losses of $2.0 million during the second quarter of 2022. There was reduction in payroll related costs of $0.5 million due to personnel changes. Additionally, there was a decrease of $0.2 million in rent and $0.2 million insurance, due to the office and warehouse lease in Carlsbad, CA terminating during June 2022.

Research and Development Expenses for the three months ended September 30, 2022, decreased by $1.0 million, or 62.6%, to $0.6 million, compared to $1.6 million for the same period in 2021. The decrease is primarily due to a decrease of $1.2 million in stock-based compensation expense, as during the third quarter of 2021 the company issued both RSUs and stock options containing a look back provision that resulted in a $1.2 million expense at the time the awards were given. This was offset by a $0.2 million increase in consulting and professional service expenses related to the company’s DBSN™ device.

Research and development expenses for the nine months ended September 30, 2022, decreased by $0.1 million, or 6.6%, to $2.1 million, compared to $2.2 million for the same period in 2021. The decrease is primarily due to a decrease of stock-based compensation expense, as mentioned above. This was offset primarily due to an increase of $0.6 million in consulting and professional service expenses related to the company’s DBSN™ device. In addition, there was an increase of $0.1 million in payroll related costs.

Non-GAAP adjusted EBITDA loss was $4.3 million for the three months ended September 30, 2022, compared to a loss of $3.6 million for the same period last year.

Non-GAAP adjusted EBIDTA loss was $19.2 million for the nine months ended September 30, 2022, compared to a loss of $6.6 million for the same period last year.

Cash and Cash Equivalents were $6.1 million as of September 30, 2022 and the company’s balance sheet remains debt free.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 8:00 am ET. To participate in the conference call please register with the following Registration Link, and dial-in details will be provided. Participants using this feature are requested to dial into the conference call fifteen minutes ahead of time to avoid delays. A live link to the webcast will be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

An archived replay will also be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations

About ReShape Lifesciences™

ReShape Lifesciences™ is America's premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. ReShapeCare™ is a virtual weight-management program that supports lifestyle changes for all weight loss patients led by board-certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of Type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. The ReShape Vest™ System is an investigational minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight loss surgery. It helps enable rapid weight loss in persons with obesity without permanently changing patient anatomy. For more information, please visit www.reshapelifesciences.com.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about our expectation that the marketing campaign should continue to promote increased demand for Lap-Band® procedures and, thus, potentially a significant increase in revenues for ReShape. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(dollars in thousands; unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$6,146	$22,765
Restricted cash	100	50
Accounts and other receivables	2,230	2,815
Inventory	4,171	3,003
Prepaid expenses and other current assets	926	1,622
Total current assets	13,573	30,255
Property and equipment, net	896	1,454
Operating lease right-of-use assets	255	266
Other intangible assets, net	12,513	20,827
Other assets	1,219	1,456
Total assets	$28,456	$54,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,992	$3,468
Accrued and other liabilities	4,848	3,169
Warranty liability, current	418	415
Operating lease liabilities, current	255	279
Total current liabilities	7,513	7,331
Warranty liability, noncurrent	—	300
Deferred income taxes, net	—	555
Total liabilities	7,513	8,186
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized:
Series C convertible preferred stock,	—	—
Common stock	23	18
Additional paid-in capital	627,350	622,906
Accumulated deficit	(606,362)	(576,760)
Accumulated other comprehensive loss	(68)	(92)
Total stockholders’ equity	20,943	46,072
Total liabilities and stockholders’ equity	$28,456	$54,258

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(dollars in thousands, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$2,798	$3,708	$8,130	$10,458
Cost of revenue	697	1,573	2,928	3,886
Gross profit	2,101	2,135	5,202	6,572
Operating expenses:
Sales and marketing	2,619	3,496	11,990	6,186
General and administrative	3,872	12,052	13,488	19,085
Research and development	588	1,571	2,096	2,245
Impairment of intangible assets	6,947	—	6,947	—
Loss on disposal of assets, net	1	—	383	—
Total operating expenses	14,027	17,119	34,904	27,516
Operating loss	(11,926)	(14,984)	(29,702)	(20,944)
Other expense (income), net:
Interest (income) expense, net	(31)	33	(47)	804
Warrant expense	—	2,813	—	2,813
Loss on extinguishment of debt, net	—	—	—	2,061
Loss (Gain) on foreign currency exchange, net	279	(101)	467	(170)
Other	—	—	(9)	—
Loss before income tax provision	(12,174)	(17,729)	(30,113)	(26,452)
Income tax (benefit) expense	(363)	(30)	(511)	23
Net loss	$(11,811)	$(17,699)	$(29,602)	$(26,475)

The following table contains a reconciliation of non-GAAP net loss to GAAP net loss attributable to common stockholders for the three months ended September 30, 2022 and 2021 (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net loss	$(11,811)	$(17,699)	$(29,602)	$(26,475)
Adjustments:
Interest (income) expense, net	(31)	33	(47)	804
Income tax expense (benefit)	(363)	(30)	(511)	23
Depreciation and amortization	543	548	1,638	1,416
Stock-based compensation expense	388	10,720	1,957	10,457
Impairment of intangible assets	6,947	—	6,947	—
Loss on disposal of assets, net	1	—	383	—
Loss on extinguishment of debt, net	—	—	—	2,061
Warrant expense	—	2,813	—	2,813
Professional fees incurred in connection with the Obalon merger	—	—	—	2,277
Non-GAAP loss	$(4,326)	$(3,615)	$(19,235)	$(6,624)